Exhibit 99.2
NUANCE COMMUNICATIONS, INC.
FISCAL FIRST QUARTER EARNINGS ANNOUNCEMENT
PREPARED CONFERENCE CALL REMARKS
Nuance is providing a copy of prepared remarks in combination with its press release. This process and these remarks are offered to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, February 9, 2009 at 5:00 pm ET and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.
To access the live broadcast, please visit the Investor Relations section of Nuance’s Website at WWW.NUANCE.COM. The call can also be heard by dialing (800) 398-9389 or (612) 332-0342 five minutes prior to the call and referencing conference code 984207. A replay will be available within 24 hours of the announcement by dialing (800) 475-6701 or (320) 365-3844 and using the access code 984207.
Opening Remarks
In a challenging market environment, Nuance delivered favorably against its objectives this quarter. In our press release this afternoon, we reported non-GAAP revenues in the first quarter of approximately $244.4 million. Total GAAP revenues were $216.8 million. We recognized non-GAAP net income in the first quarter of $61.0 million, or $0.24 per diluted share, compared to non-GAAP net income of $38.8 million, or $0.18 per diluted share in the same period last year. We recognized a GAAP net loss in the first quarter of $24.6 million, or $(0.10) per diluted share.
Several on-going trends defined our first fiscal quarter:
•	Nuance’s diverse revenue streams helped the Company achieve our revenue goal. This quarter we saw, in particular, sustained growth in our healthcare market, which offset weakness in other areas. Nuance also benefited from resilience in its recurring revenues streams, especially its on-demand offerings, long-term services contracts and maintenance streams;

•	Acquisition synergies and expense controls enabled significant operating leverage as compared with the same quarter last year. Non-GAAP operating margins rose from 25.6 percent in the first fiscal quarter 2008 to 28.8 percent in the same period this fiscal year. As we have mentioned previously, the Company accelerated expense reduction measures beginning early in calendar year 2008 to protect our operating margins in the event economic conditions worsened. The benefits of these expense disciplines continue to assist our operating margin expansion. We achieved non-GAAP gross margins of 70.3 percent in the first quarter of 2009, a slight improvement from the same period last year; and,

•	Our focus on operational processes helped Nuance generate operating cash flows of $80.8 million in the quarter, compared to $41.0 million last year. In addition, owing to strong collections, days sales outstanding (DSO) were 38 days, down three days from last quarter and 12 days from the same period last year, on a non-GAAP basis.

Discussion of First Quarter Revenues
Total GAAP revenues were $216.8 million. Total non-GAAP revenues were $244.4 million, which include $27.6 million of revenues lost to accounting for acquisitions. Non-GAAP speech and imaging revenues were $227.4 million and $17.0 million, respectively. Geographically, North America contributed 77 percent of non-GAAP revenues and international contributed 23 percent. Total non-GAAP revenues in the first quarter grew 17 percent, as reported, from the same quarter last year. GAAP revenues were somewhat lower than initially expected primarily due to the larger than anticipated encumbrance of purchase accounting on revenues from recent acquisitions and secondarily owing to revenues that we would otherwise have recognized had we not acquired certain intellectual property from a customer during the quarter. (Please see the section below, “Discussion of Non-GAAP Financial Measures,” for more details on non-GAAP revenue.)
As noted previously, to reflect the recent realignment of our operational units and the convergence of our enterprise and mobile markets, beginning this quarter we will discuss revenues in three solutions categories — Healthcare-Dictation, Mobile-Enterprise and Imaging.
Healthcare-Dictation Solutions. Non-GAAP revenues were $114.0 million, up 44 percent, as reported, from the first quarter last year. Revenues in our healthcare market grew robustly, where the compelling cost-benefits of our solutions and the ongoing pressure for healthcare organizations to improve the quality of clinical documentation continue to fuel demand for our offerings. In particular, we enjoyed strong growth for our hosted, on-demand solutions and for Dragon Medical among physician practices, healthcare clinics and increasingly in conjunction with electronic medical records (EMR) deployments. Conversely, sales of our Dragon NaturallySpeaking product line in non-healthcare markets, especially consumer markets, were below expectations, affected by a difficult environment in Windows-based software channels.
Mobile-Enterprise Solutions. Non-GAAP revenues for our enterprise and mobile solutions were $113.4 million, up 3 percent, as reported, from the same quarter last year. Within our enterprise market, we saw growth in our on-demand, services and support offerings. These factors were partially offset by the continued decline in revenues among our largest enterprise channel partners. Our mobile business performed largely as we anticipated. We benefited from an increasing acceptance of our mobile solutions among top-tier OEMs. These benefits, though, were offset by a decline in unit shipments among many of our OEM partners, as reflected in their royalty reports.
Imaging Solutions. Revenues for our PDF and document imaging solutions were $17.0 million, down 12 percent, as reported, from the same quarter last year. Strength in our OEM revenues was more than fully offset by weakness in our Windows-based software channels sales.
Table: Non-GAAP Revenues by Solution

	Q1	Q2	Q3	Q4	FY	Q1
	2008	2008	2008	2008	2008	2009
Mobile-Enterprise	$110.6	$118.0	$124.8	$131.9	$485.3	$113.4
Organic Growth	25%	15%	18%	13%	17%	(10)%
Healthcare-Dictation	$79.2	$79.6	$85.2	$109.7	$353.6	$114.0
Organic Growth	14%	16%	10%	18%	15%	17%
Imaging	$19.3	$22.3	$19.2	$19.1	$79.9	$17.0
Organic Growth	4%	20%	15%	(6)%	8%	(12)%

Total revenue	$209.1	$219.9	$229.2	$260.7	$918.8	$244.4

Organic Growth	18%	16%	14%	14%	15%	1%

Table: Non-GAAP Revenues by Product, Service and Maintenance

	Q1	Q2	Q3	Q4	FY	Q1
	2008	2008	2008	2008	2008	2009

Products	$108.2	$107.3	$106.4	$131.5	$453.3	$110.4
% of Revenue	51%	49%	46%	51%	49%	45%
Services	$66.0	$74.5	$84.1	$89.5	$314.1	$91.4
% of Revenue	32%	34%	37%	34%	34%	38%
Maintenance and Support	$34.9	$38.1	$38.7	$39.7	$151.4	$42.6
% of Revenue	17%	17%	17%	15%	17%	17%

Total revenue	$209.1	$219.9	$229.2	$260.7	$918.8	$244.4

Discussion of Cost of Revenues and Gross Margins
In Q1 2009, cost of revenue on a non-GAAP basis was approximately $72.5 million, for a non-GAAP gross margin of 70.3 percent, up from 69.7 percent over the same period last year and down slightly from 70.7 percent in the fourth quarter of 2008. GAAP cost of revenue and gross margin in the quarter were $82.3 million and 62.0 percent, respectively. Increasing margins in our on-demand revenues and cost controls elsewhere resulted in the improved non-GAAP gross margins year-over-year.
Discussion of Operating Expenses and Margins
In Q1 2009, non-GAAP operating margin was approximately 28.8 percent, up from 25.6 percent in Q1 2008. GAAP operating margin was (3.4) percent in the quarter. Improvements in operating margin owe primarily to the expense reductions associated with acquisition integration and expense control measures enacted elsewhere in the business.
Balance Sheet Highlights
Cash and Cash Flows from Operations
Nuance reported cash flows from operations of $80.8 million in the first quarter of 2009, compared with $41.0 million in the same period last year and $66.1 million in fourth quarter of 2008. At the end of Q1 2009, our cash balance was approximately $239.4 million. Capital expenditure was $8.6 million. Depreciation was $4.6 million.
DSOs
In Q1 2009, days sales outstanding (DSO) were 38 days, improved from 41 days in the fourth quarter 2008 and 50 days from Q1 2008. We calculate DSOs net of deferred maintenance revenues, on a non-GAAP basis.
Discussion of Q2 2009 Guidance and Fiscal Year Outlook
We provide guidance with the caution that market conditions remain turbulent and less predictable than in the past. At a time when firms are foregoing or even withdrawing guidance, we emphasize to investors that this caution is not perfunctory. In providing this guidance we seek to convey a view that balances the strength of our healthcare market and resilience in our recurring revenue streams — longer-term services engagements, maintenance, and multi-year royalty arrangements — with the increased uncertainty of purchasing patterns among enterprises and the volatility in spending by consumers. We also intend to communicate an on-going commitment to cost containment that enhances our ability to achieve our profitability targets.
We expect healthcare revenues to sustain solid growth, enabled by the demand for superior quality and cost in clinical documentation solutions referenced earlier. We anticipate, in particular, that our on-demand offerings will show robust growth this quarter and beyond, based upon our implementation backlog. And, we expect that the heightened government interest in electronic health records may further support interest in our solutions. We alert investors, though, that restrictive credit markets could adversely affect on-premise capital purchases in large hospitals. As with the first quarter, we anticipate that non-medical sales of our Dragon NaturallySpeaking product line will remain weak. Activity in conventional retail and small-business software channels will likely remain down.
We believe that our mobile-enterprise revenues will show modest year-over-year growth in the second quarter. Continued strength in our enterprise on-demand, services and support will be partially offset by a difficult purchasing environment for on-premise licenses. We anticipate that mobile revenues will also show modest growth, aided in part by further standardization upon our solutions among OEMs. But royalty reports from some of our OEM partners are likely to be depressed from last year, reflecting reduced shipments in mobile phones, PNDs and automobiles. We will also benefit this quarter from new revenues associated with our mobile care solutions. Owing to the accounting treatment of complex, multi-element contracts, we recognized no revenues in the first quarter from our mobile care offerings.
Within imaging, conventional channel sales are likely to remain weak. We expect to see some amelioration of this effect from new OEM relationships and from targeted vertical sales. But imaging revenues will remain challenged for the next couple of quarters. We anticipate additional growth later in fiscal 2009 from forthcoming product launches.
We will continue with a conservative approach toward expenses. We are implementing this quarter additional actions to protect operating margins and profitability, including a reduction in planned hiring, acceleration of consolidations and other expense reductions. Some benefits from these actions will be seen in the second quarter and more fully realized over the balance of the year. We advise investors, though, that along with expense reductions, we will need to continue hiring to support the growth of our business. In particular, we continue to expand our technical staff, sales personnel in healthcare and in Asia, and services personnel to support our increasing revenues associated with on-demand offerings and on-premise solutions.
With these factors in mind, our second quarter 2009 guidance includes:
•	Q2 GAAP: Revenue between $223 million and $235 million and EPS of ($0.05) to $(0.03)

•	Q2 Non-GAAP: Revenue between $240 million and $252 million and EPS of $0.21 to $0.23
For the fiscal year 2009, we are reducing the revenue range at both ends by about $25 million, or about 2.5 percent. This change reflects a more cautious view of revenue growth in the second half of the fiscal year. We expect that recent and on-going expense measures, however, will protect our original non-GAAP EPS targets and those therefore remain unchanged.
With these factors in mind, our fiscal year 2009 guidance includes:
•	FY09 GAAP: Revenue between $952 million and $1,076 million and EPS of ($0.15) to ($0.05)

•	FY09 Non-GAAP: Revenue of $1,011 million to $1,135 million and EPS of $1.00 to $1.10
This ends the prepared conference call remarks.
Safe Harbor and Forward-Looking Statements
Statements in this document regarding the future demand for, performance of, and opportunities for growth in Nuance’s healthcare and dictation, mobile-enterprise and imaging, solutions, anticipated expense reduction activities, Nuance’s revenue and earnings projections for the second fiscal quarter, Nuance’s financial performance during the remainder of fiscal 2009, and Nuance managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” or “estimates” or similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: fluctuations in demand for Nuance’s existing and future products; economic conditions in the United States and abroad; Nuance’s ability to control and successfully manage its expenses and cash position; the effects of competition, including pricing pressure; possible defects in Nuance’s products and technologies; the ability of Nuance to successfully integrate operations and employees of acquired businesses; the ability to realize anticipated synergies from acquired businesses; and the other factors described in Nuance’s annual report on Form 10-K for the fiscal year ended September 30, 2008 and Nuance’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. Nuance disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.
The information included in this press release should not be viewed as a substitute for full financial statements.
Discussion of Non-GAAP Financial Measures
Management utilizes a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, for making operating decisions and for forecasting and planning for future periods. We consider the use of non-GAAP revenue helpful in understanding the performance of our business, as it excludes the purchase accounting impact on acquired deferred revenue and other acquisition-related adjustments to revenue. We also consider the use of non-GAAP earnings per share helpful in assessing the organic performance of the continuing operations of our business. By organic performance we mean performance as if we had owned an acquired asset in the same period a year ago. By continuing operations we mean the ongoing results of the business excluding certain unplanned costs. While our management uses these non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP revenue and earnings per share. Consistent with this approach, we believe that disclosing non-GAAP revenue and non-GAAP earnings per share to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP revenue and earnings per share, allows for greater transparency in the review of our financial and operational performance. In assessing the overall health of our business during the three months ended December 31, 2008 and 2007, and, in particular, in evaluating our revenue and earnings per share, our management has either included or excluded items in three general categories, each of which are described below.
Acquisition-Related Revenue and Expenses. We include revenue related to our acquisitions, primarily from Phillips Speech Recognition Systems, Tegic and VoiceSignal, that we would otherwise recognize but for the purchase accounting treatment of these transactions. Non-GAAP revenue also includes revenue that we would have otherwise recognized had we not acquired intellectual property and other assets from the same customer during the quarter. We include non-GAAP revenue and cost of revenue to allow for more accurate comparisons to our financial results of our historical operations, forward looking guidance and the financial results of our peer companies. We also excluded certain expense items resulting from acquisitions to allow more accurate comparisons of our financial results to our historical operations, forward looking guidance and the financial results of our peer companies. These items include the following: (i) acquisition-related transition and integration costs; (ii) amortization of intangible assets; (iii) in-process research and development; and (iv) costs associated with the investigation of the financial results of acquired entities. In recent years, we have completed a number of acquisitions, which result in non-continuing operating expenses which would not otherwise have been incurred. For example, we have incurred transition and integration costs such as retention and earnout bonuses for employees from acquisitions. In addition, actions taken by an acquired company, prior to an acquisition, could result in expenses being incurred by us, such as expenses incurred as a result of the investigation and, if necessary, restatement of the financial results of acquired entities. We also incur post-closing legal and other professional services fees for non-recurring compliance and regulatory matters associated with acquisitions. We believe that providing non-GAAP information for certain revenue and expenses related to material acquisitions allows the users of our financial statements to review both the GAAP revenue and expenses in the period, as well as the non-GAAP revenue and expenses, thus providing for enhanced understanding of our historic and future financial results and facilitating comparisons to less acquisitive peer companies. Additionally, had we internally developed the products acquired, the amortization of intangible assets would have been expensed historically, and we believe the assessment of our operations excluding these costs is relevant to our assessment of internal operations and comparisons to industry performance.
Non-Cash Expenses. We provide non-GAAP information relative to the following non-cash expenses: (i) stock-based compensation; (ii) certain accrued interest; and (iii) certain accrued income taxes. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, we believe that the exclusion of share-based payments allows for more accurate comparisons of our operating results to our peer companies. We believe that excluding these non-cash expenses provides our senior management as well as other users of our financial statements, with a valuable perspective on the cash-based performance and health of the business, including our current near-term projected liquidity.
Other Expenses. We exclude certain other expenses that are the result of other, unplanned events to measure our operating performance as well as our current and future liquidity both with and without these expenses. Included in these expenses are items such as non-acquisition-related restructuring and other charges (credits), net. These events are unplanned and arose outside of the ordinary course of our continuing operations. We assess our operating performance with these amounts included, but also excluding these amounts; the amounts relate to costs which are unplanned, and therefore by providing this information we believe our management and the users of our financial statements are better able to understand the financial results of what we consider to be our organic continuing operations.
We believe that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view our financial results in the way management views the operating results. We further believe that providing this information allows investors to not only better understand our financial performance but more importantly, to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance.
The non-GAAP financial measures described above, and used in this press release, should not be considered in isolation from, or as a substitute for, a measure of financial performance prepared in accordance with GAAP. Further, investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to our GAAP financial measures reflect the inclusion or exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future. In addition, other companies, including other companies in our industry, may calculate non-GAAP net income (loss) differently than we do, limiting its usefulness as a comparative tool. Management compensates for these limitations by providing specific information regarding the GAAP amounts included and excluded from the non-GAAP financial measures. In addition, as noted above, our management evaluates the non-GAAP financial measures together with the most directly comparable GAAP financial information.
Financial Tables Follow

Nuance Communications, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
Unaudited

	Three months ended
	December 31
	2008	2007

Revenue:
Product and licensing	$85,575	$97,936
Professional services, subscription and hosting	90,192	62,420
Maintenance and support	41,067	34,668

Total revenue	216,834	195,024

Cost of revenue:
Product and licensing	8,757	11,585
Professional services, subscription and hosting	58,482	44,824
Maintenance and support	7,043	7,445
Amortization	8,018	4,987

Total cost of revenue	82,300	68,841

Gross profit	134,534	126,183

Operating expenses:
Research and development	31,013	27,846
Sales and marketing	61,246	56,007
General and administrative	30,257	25,235
Amortization	17,348	11,499
Restructuring and other charges (credits), net	2,098	2,152

Total operating expenses	141,962	122,739

Income (loss) from operations	(7,428)	3,444

Other income (expense), net	(5,511)	(14,244)

Loss before income taxes	(12,939)	(10,800)

Provision for income taxes	11,611	4,625

Net loss	$(24,550)	$(15,425)

Net loss per share:
Basic and diluted	$(0.10)	$(0.08)

Weighted average common shares outstanding:
Basic and diluted	236,237	194,528

Nuance Communications, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
Unaudited

	Three months ended				Three months ended
	December 31, 2008				December 31, 2007
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Q1 FY09	Adjustments		Q1 FY09	Q1 FY08	Adjustments		Q1 FY08

Revenue:
Product and licensing	$85,575	$24,800	(3)	$110,375	$97,936	$10,219	(3)	$108,155
Professional services, subscription and hosting	90,192	1,240	(3)	91,432	62,420	3,535	(3)	65,955
Maintenance and support	41,067	1,569	(3)	42,636	34,668	274	(3)	34,942

Total revenue	216,834	27,609		244,443	195,024	14,028		209,052

Cost of revenue:
Product and licensing	8,757	(6)	(1,2,3)	8,751	11,585	(35)	(1,2,3)	11,550
Professional services, subscription and hosting	58,482	(1,656)	(1,2,3)	56,826	44,824	(163)	(1,2,3)	44,661
Maintenance and support	7,043	(86)	(1,2,3)	6,957	7,445	(400)	(1,2,3)	7,045
Amortization	8,018	(8,018)		—	4,987	(4,987)		—

Total cost of revenue	82,300	(9,766)		72,534	68,841	(5,585)		63,256

Gross profit	134,534	37,375		171,909	126,183	19,613		145,796

Research and development	31,013	(3,153)	(1,2)	27,860	27,846	(3,983)	(1,2)	23,863
Sales and marketing	61,246	(8,103)	(1,2)	53,143	56,007	(6,143)	(1,2)	49,864
General and administrative	30,257	(9,702)	(1,2)	20,555	25,235	(6,751)	(1,2)	18,484
Amortization	17,348	(17,348)		—	11,499	(11,499)		—
Restructuring and other charges (credits), net	2,098	(2,098)		—	2,152	(2,152)		—

Total operating expenses	141,962	(40,404)		101,558	122,739	(30,528)		92,211

Income from operations	(7,428)	77,779		70,351	3,444	50,141		53,585

Other income (expense), net	(5,511)	1,445		(4,066)	(14,244)	1,305		(12,939)

Income (loss) before income taxes	(12,939)	79,224		66,285	(10,800)	51,446		40,646
Provision (benefit from) for income taxes	11,611	(6,311)		5,300	4,625	(2,825)		1,800

Net income (loss)	$(24,550)	$85,535		$60,985	$(15,425)	$54,271		$38,846

Net income (loss) per share:
Basic	$(0.10)	$0.36		$0.25	$(0.08)	$0.27		$0.20

Diluted	$(0.10)	$0.34		$0.24	$(0.08)	$0.25		$0.18

Weighted average common shares outstanding:
Basic	236,237			236,237	194,528			194,528

Diluted	236,237			255,004	194,528			219,446

(1)	Non-cash share-based payments

	31-Dec	31-Dec
	2008	2007
Cost of product and licensing	$2	$4
Cost of professional services, subscription and hosting	1,780	1,604
Cost of maintenance and support	150	326
Research and development	2,690	3,584
Sales and marketing	7,331	5,040
General and administrative	5,034	4,617

Total	$16,987	$15,175

(2) Acquisition-related transition and integration costs

Cost of product and licensing	$—	$1
Cost of professional services, subscription and hosting	(39)	(255)
Cost of maintenance and support	—	74
Research and development	463	399
Sales and marketing	772	1,103
General and administrative	4,668	2,134

Total	$5,864	$3,456

(3)   Purchase accounting adjustments

	31-Dec	31-Dec
	2008	2007
Revenue	$27,609	$14,028
Cost of product and licensing	4	30
Cost of professional services	(85)	(1,186)
Cost of maintenance and support	(64)	—

Total	$27,464	$12,872

Nuance Communications, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	December 31, 2008	September 30, 2008
ASSETS

Current assets:
Cash and cash equivalents	$239,359	$261,540
Marketable securities	—	56
Accounts receivable and unbilled receivables, net	195,836	217,999
Inventories, net	7,897	7,152
Prepaid expenses and other current assets	37,305	28,536

Total current assets	480,397	515,283

Land, building and equipment, net	52,666	46,485
Goodwill	1,789,024	1,655,773
Intangible assets, net	670,188	585,023
Other assets	39,749	43,635

Total assets	$3,032,024	$2,846,199

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long term debt and capital leases	$6,944	$7,006
Contingent and deferred acquisition payments	84,100	113,074
Accounts payable and accrued expenses	164,668	133,616
Deferred and unearned revenue	154,171	118,902
Other short term liabilities	10,620	9,166

Total current liabilities	420,503	381,764

Long-term portion of debt and capital leases	892,725	894,184
Long-term deferred revenue	18,548	18,134
Other long term liabilities	128,305	127,209

Total liabilities	1,460,081	1,421,291

Stockholders’ equity	1,571,943	1,424,908

Total liabilities and stockholders’ equity	$3,032,024	$2,846,199

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
(in thousands, except per share amounts)
Unaudited
GAAP: Fiscal Second Quarter 2009
Net Income Per Share Guidance

	Three months ended
	March 31, 2009
	Low	High

GAAP Total revenue	$223,000	$235,000
Purchase accounting adjustment — revenue	17,000	17,000

Total Non-GAAP revenue	$240,000	$252,000

GAAP net income (loss), per share	(0.05)	(0.03)
Cost of revenue from amortization of intangible assets	—	—
Amortization of intangible assets	0.11	0.11
Share-based payments	0.08	0.08
Acquisition related transition and integration costs	0.02	0.02
Restructuring and other charges (credits), net	—	—
Non-cash interest expense	0.01	0.01
Non-cash taxes	(0.02)	(0.02)
Purchase accounting adjustment — Cost of Revenue	(0.00)	(0.00)
Purchase accounting accretion Exp(income) net	—	—
Purchase accounting adjustment — Revenue	0.06	0.06

Non-GAAP net income (loss), per share	0.21	0.23

Shares used in computing non-gaap net income (loss) per share:

Weighted average common shares: basic	247,314	247,314

Weighted average common shares: diluted	266,792	266,792

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
(in thousands, except per share amounts)
Unaudited
GAAP: Fiscal Year 2009
     Net Income Per Share Guidance

	Twelve months ended
	September 30, 2009
	Low	High

GAAP Total revenue	$952,000	$1,076,000
Purchase accounting adjustment — revenue	59,000	59,000

Total Non-GAAP revenue	$1,011,000	$1,135,000

GAAP net income (loss), per share	(0.15)	(0.05)
Cost of revenue from amortization of intangible assets	—	—
Amortization of intangible assets	0.40	0.40
Share-based payments	0.28	0.28
Acquisition related transition and integration costs	0.06	0.06
Restructuring and other charges (credits), net	0.01	0.01
Non-cash interest expense	0.02	0.02
Non-cash taxes	0.17	0.17
Purchase accounting adjustment — Cost of Revenue	(0.01)	(0.01)
Purchase accounting accretion Exp(income) net	(0.00)	(0.00)
Purchase accounting adjustment — Revenue	0.22	0.22

Non-GAAP net income (loss), per share	1.00	1.10

Shares used in computing non-gaap net income (loss) per share:

Weighted average common shares: basic	251,472	251,472

Weighted average common shares: diluted	270,060	270,060

Nuance Communications, Inc.
Supplemental Financial Information – GAAP to Non-GAAP Reconciliations (Unaudited)
(in millions)
Total Revenues

	Q1	Q2	Q3	Q4	FY	Q1
	2008	2008	2008	2008	2008	2009
GAAP Revenues	$195.0	$203.3	$216.7	$253.5	$868.5	$216.8
Purchase Accounting Adjustment	$14.1	$16.6	$12.5	$7.2	$50.3	$27.6

Non-GAAP Revenues	$209.1	$219.9	$229.2	$260.7	$918.8	$244.4

Mobile-Enterprise Revenues

	Q1	Q2	Q3	Q4	FY	Q1
	2008	2008	2008	2008	2008	2009
GAAP Revenues	$98.3	$101.9	$113.7	$124.9	$438.8	$99.8
Purchase Accounting Adjustment	$12.3	$16.1	$11.1	$7.0	$46.5	$13.6

Non-GAAP Revenues	$110.6	$118.0	$124.8	$131.9	$485.3	$113.4

Healthcare-Dictation Revenues

	Q1	Q2	Q3	Q4	FY	Q1
	2008	2008	2008	2008	2008	2009
GAAP Revenues	$77.4	$79.1	$84.0	$109.3	$349.8	$100.0
Purchase Accounting Adjustment	$1.8	$0.5	$1.2	$0.4	$3.8	$14.0

Non-GAAP Revenues	$79.2	$79.6	$85.2	$109.7	$353.6	$114.0

Product and Licenses Revenues

	Q1	Q2	Q3	Q4	FY	Q1
	2008	2008	2008	2008	2008	2009
GAAP Revenues	$97.9	$94.3	$96.4	$125.8	$414.4	$85.6
Purchase Accounting Adjustment	$10.3	$13.0	$10.0	$5.7	$38.9	$24.8

Non-GAAP Revenues	$108.2	$107.3	$106.4	$131.5	$453.3	$110.4

Professional Services, Hosting and Subscription Revenue

	Q1	Q2	Q3	Q4	FY	Q1
	2008	2008	2008	2008	2008	2009
GAAP Revenues	$62.4	$72.2	$82.3	$88.6	$305.5	$90.2
Purchase Accounting Adjustment	$3.6	$2.3	$1.8	$0.9	$8.6	$1.2

Non-GAAP Revenues	$66.0	$74.5	$84.1	$89.5	$314.1	$91.4

Maintenance and Support Revenues

	Q1	Q2	Q3	Q4	FY	Q1
	2008	2008	2008	2008	2008	2009
GAAP Revenues	$34.7	$36.8	$38.0	$39.1	$148.6	$41.1
Purchase Accounting Adjustment	$0.2	$1.3	$0.7	$0.6	$2.8	$1.5

Non-GAAP Revenues	$34.9	$38.1	$38.7	$39.7	$151.4	$42.6

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